LEDGEWOOD, P.C.
1900 Market Street, Suite 750
Philadelphia, PA 19103

December 10, 2013

RAIT Financial Trust
Cira Centre
2929 Arch Street, 17th Floor
Philadelphia, PA 19104

Ladies and Gentlemen:

We have acted as counsel to RAIT Financial Trust (the “Company”) in connection with its offer and sale of $125,000,000 aggregate principal amount of the Company’s 4.00% convertible senior notes due 2033, to be issued pursuant to the Company’s prospectus supplement dated December 4, 2013 (the “Prospectus Supplement”) and the base prospectus dated September 9, 2011 (collectively, the “Prospectus”), forming part of the Registration Statement on Form S-3 (Registration No. 333-175901) (collectively, the “Registration Statement”). You have requested our opinion regarding certain U.S. federal income tax matters. Capitalized terms not otherwise defined herein shall have the meaning set forth in that certain Underwriting Agreement dated December 4, 2013 by and among you and Barclays Capital Inc., as representative of the several underwriters.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. We hereby confirm that all statements of legal conclusions contained in, or incorporated by reference into, Exhibit 99.1 of the Company’s Quarterly Report on Form 10-Q filed May 10, 2012, as supplemented by the discussion in the Prospectus Supplement under the caption “Additional Material U.S. Federal Income Tax Considerations,” constitute the opinion of Ledgewood, P.C. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. No opinion is expressed as to any matter not discussed therein.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus and the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Ledgewood
Ledgewood a professional corporation